Exhibit 10.2

SALE AND LEASEBACK AGREEMENT

This Sale and Leaseback Agreement (“Agreement”) is dated and effective June 15, 2010 by and between, BIONOVO, INC., 5858 Horton Street, Suite 400, Emeryville, CA 94608 (the “Seller”) and TFG-COLORADO, L.P., 3165 East Millrock Drive, Suite 400, Salt Lake City, UT 84121 (the “Buyer”).

WHEREAS, Seller requests Buyer to purchase from Seller, in one or more Authorizations (defined herein) (collectively, the “Equipment”), and to lease the Equipment to Seller under the terms and conditions of Lease Schedule No. 001 (“Schedule”) to Master Lease Agreement No. TFG/BI 061510, dated and effective as of June 15, 2010 (“Master Lease”) (the Master Lease and the Schedule are referred to herein collectively as the “Lease”); and

WHEREAS, Buyer is willing to purchase from and lease to Seller the Equipment under the terms and conditions of this Agreement, the Authorizations and the Lease;

NOW, THEREFORE, in consideration of the mutual promises herein, Seller and Buyer agree as follows:

1. Sale and Leaseback. Subject to the terms of the Lease, Seller agrees to sell and Buyer agrees to purchase the Equipment described in one or more Authorizations signed by Seller under the Lease. Each Authorization upon the execution and delivery thereof, shall be incorporated into this Agreement by this reference, and collectively, the Authorizations shall comprise the Equipment. Upon Seller’s later execution and delivery to Buyer of an Acceptance Certificate required under the Lease, Buyer shall lease the Equipment to Seller and Seller shall accept the Equipment under lease from Buyer under the terms and conditions of the Lease. In connection with Seller’s sale of the Equipment to Buyer, Seller assigns to Buyer all manufacturer warranties and indemnities with respect to the Equipment.

2. Purchase Price and Payment; Holdback. Buyer and Seller agree that the purchase price of the Equipment is $1,352,727.53, which shall be payable to Seller pursuant to the terms and conditions of this Agreement, the Master Lease and the Schedule. Buyer shall pay 50% simultaneously with the full execution and delivery of this Agreement, the Lease, and any Authorization. Buyer shall hold back 50% (the “Holdback Amount”) which shall be used as a security deposit pursuant to Security Agreement dated June 15, 2010 and subject to the terms of this Agreement and the Lease. Buyer shall pay the Holdback Amount to Seller upon expiration of the “Base Term” (as that term is defined in the Schedule) and any extensions thereof so long as Lessee has complied with all, and is not in default under any, of the terms and conditions of the Lease. Buyer may also pay some or all of the Holdback Amount to Seller prior to the expiration of the Base Term and any extensions thereof in its sole and absolute discretion upon the written request of Seller. The Holdback Amount will be held in an interest bearing account at Republic Bank, 1560 South Renaissance Towne Drive, Bountiful, UT 84010 for the duration of the Base Term.

3. Buyer’s possession of the Holdback Amount shall not be deemed to affect title to all of the Property which shall transfer to Buyer upon payment of 50% as set forth in this Section 2 and in Section 3 below. Buyer’s possession of the Holdback Amount shall not be deemed to impact the “Base Monthly Rental” or the “Lease Rate Factor” (as those terms are defined in the Schedule) or any other terms and conditions of the Lease. Seller acknowledges that its Base Monthly Rental payments will be based on the Total Leased Property Cost and the Lease Rate Factor as set forth in the Schedule even though Buyer is retaining possession of the Holdback Amount pursuant to the provisions of this Section 2. In the event of any default by Seller under this Agreement or under the Lease, Buyer may use, offset and apply the Holdback Amount to cure any such defaults, to pay any outstanding payments, costs, late charge or fees, or to otherwise reimburse Buyer for any other costs or liabilities incurred as a result of such defaults or in connection with Buyer’s exercise of any rights and remedies available to it under this Agreement, or the Lease, at law or in equity.

4. Title. The parties agree that title to and ownership of those items of Equipment specified in any Authorization signed in connection with the Lease shall pass from Seller to Buyer at the time Buyer signs such Authorization. Seller shall provide insurance coverage for the Equipment from the date title passes to Buyer in accordance with the terms and conditions of the Master Lease, which terms and conditions are incorporated herein by this reference.

5. Buyer’s Purchase and Performance. Seller agrees that Buyer’s obligations hereunder are expressly subject to the following conditions:

6.

a)	Buyer’s receipt of the executed Master Lease and Schedule, Authorizations, if applicable, a Casualty Loss Schedule, a Bill of Sale for the Equipment, UCC searches showing no security interests, liens or other encumbrances on the Equipment, UCC-1 financing statement(s), and any other documentation reasonably required by Buyer, all in form and substance acceptable to Buyer.

b)	Buyer’s receipt of corporate resolutions and/or incumbency certificates in form and substance acceptable to Buyer evidencing Seller’s authority to enter into this sale and leaseback transaction with Buyer.

6.	Taxes. Seller represents and warrants that it is responsible for and has paid all sales, use, property and other taxes or fees assessed or due in connection with Seller’s purchase, use and possession of the Equipment prior to the sale thereof to Buyer hereunder. Seller agrees to pay to Buyer an amount equal to all taxes paid, payable or required to be collected by Buyer, however designated, which are levied or based on the rental, the Lease or the Equipment or its purchase for lease hereunder, or on the use, lease, operation, control, ownership or value (including, without limitation, state and local privilege or excise taxes based on gross revenue) of the Equipment, and any penalties or interest in connection therewith or taxes or amounts in lieu thereof paid or payable by Buyer in respect of the foregoing, but excluding taxes based on Buyer’s net income. Buyer shall deliver to Seller on or before the date of each Authorization a duly executed sales tax exemption certificate for the Equipment, for each applicable jurisdiction, prior to Buyer’s payment of the purchase price.

7.	Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

a.	If Seller is a corporation or other entity or organization, it is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation and in all jurisdictions where such qualification is required for it to conduct its business.

b.	Seller has all requisite power and authority to conduct its business, to own and lease its properties and to enter into and perform all of its obligations under this Agreement.

c.	This Agreement has been duly authorized by Seller, and upon execution and delivery by the parties thereto, shall constitute the valid, legal and binding obligation of Seller enforceable in accordance with its terms.

d.	No event has occurred or is continuing which constitutes or would constitute with the passage of time or the giving of notice or both, a default or an event of default under this Agreement. There is no action, suit or proceeding pending or threatened against or effecting Seller or its properties before or by any court, administrative agency or other governmental authority which brings into question the validity of the transaction contemplated by this Agreement or which might materially impair the ability of Seller to perform its obligations under this Agreement or the transaction contemplated hereby.

e.	Neither the execution and delivery by the Seller of this Agreement, nor the compliance by the Seller with the provisions of any thereof, conflicts with or results in a breach of any of the provisions of the Articles of Incorporation or By-Laws or other governing instruments of Seller, or of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or of any agreement or other instrument to which the Seller is a party or by which it is bound, or constitutes or will constitute a default under any thereof.

f.	The transaction contemplated by this Agreement complies with all applicable federal, state and local laws, rules and regulations applicable to Seller.

g.	No consent, approval or authorization of or by any court, administrative agency or other governmental authority is required in connection with the execution, delivery or performance by Seller, or the consummation by Seller, of the transaction contemplated by this Agreement.

h.	Seller is transferring to Buyer good title to the Equipment, free and clear of all liens and encumbrances of any kind or description and the Equipment is, and at the time of signing of each

Authorization will be, located at Seller’s premises identified on the Authorization, in good operating condition and appearance and installed (if applicable) and operating in accordance with all manufacturer specifications.

8.	Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

a.	Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Utah and in all jurisdictions where such qualification is required for it to conduct its business.

b.	Buyer has all requisite power and authority to conduct its business, to own and lease its properties and to enter into and perform all of its obligations under this Agreement.

c.	This Agreement has been duly authorized by Buyer, and upon the execution and delivery by the parties thereto, shall constitute the valid, legal and binding obligation of Buyer enforceable in accordance with its terms.

9.	Default and Remedies. In the event any of Seller’s representations made hereunder should be false or misleading in any material respect, or in the event Seller should breach any of its warranties or obligations under this Agreement, Buyer shall be entitled to exercise all rights and remedies available to it at law or in equity together with all of its rights and remedies under the Lease as if they were set forth in this Agreement, and for purposes hereof all such rights and remedies shall be incorporated herein by this reference.

10.	Successors. Buyer and Seller agree that this Agreement shall inure to the benefit of and shall be binding upon Seller and Buyer and their respective successors and assigns. Any assignment by Buyer shall not require Seller’s prior written approval provided such assignee agrees to observe Buyer’s covenant of quiet enjoyment under the Lease. Seller shall not assign any interest in this Agreement without Buyer’s prior written consent.

11.	Survival of Covenants. Buyer and Seller agree that the warranties, covenants and agreements contained in this Agreement shall survive the passing of title to the Equipment to Buyer.

12.	Miscellaneous. Section titles are not intended to, and shall not limit or otherwise affect the interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions hereof shall not be affected or impaired in any way. Any modifications to this Agreement shall be in writing and shall be signed by both parties and their last known assignees, if any. Any terms capitalized herein shall have the meanings set forth in the Master Lease and the Schedule, which are incorporated herein by reference.

13.	Entire Agreement. Seller and Buyer agree that this Agreement and the Lease, together with any amendments, riders or supplements thereto, shall constitute the entire Agreement between the parties with respect to the Equipment and shall supersede all proposals, oral or written, all prior negotiations and all other communications.

14.	Legal and Administrative Expenses. Each party shall be responsible for its own legal and administrative expenses incurred in connection with this sale/leaseback transaction.

15.	No Brokers Fee. Each party represents to the other that it has retained no brokers in this transaction and it hereby agrees to indemnify the other party against any brokers’ or other fees which might result from the indemnifying party’s actions.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized representatives as of the date first above written.

BUYER:		SELLER:

TFG-COLORADO, L.P.		BIONOVO, INC.

BY:	/s/ Jordan K. Greenwell	BY:	/s/ Tom Chesterman

NAME:	Jordan K. Greenwell	NAME:	Tom Chesterman

TITLE:	Vice President / Chief Credit Officer	TITLE:	Senior Vice President and Chief Financial Officer